CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Form N-14 of the Aegis Funds and to the use of our report dated October 24, 2013 on the financial statements and financial highlights of Aegis Value Fund, Inc.  Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders which is incorporated in Appendix C.

BBD, LLP

Philadelphia, Pennsylvania
November 25, 2013